Exhibit 4.1

STOCK OPTION CERTIFICATE
(Incentive Stock Option)

This Incentive Stock Option is granted by

DIALYSIS CORPORATION OF AMERICA

to:

CERTIFICATE	SHARES:
No.

(“Optionee”)
Address:	c/o Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090

in accordance with and pursuant to the terms of the 1999 Stock Incentive Plan, as amended (the “Plan”) of Dialysis Corporation of America, a Florida corporation (the “Company”).

The terms of the Plan are incorporated by reference and shall be considered to be a part of this Stock Option Certificate (the “Option”).  A copy of the Plan has been provided to the Optionee.

The terms of the Option granted:

1.           Grant.  The board of directors of the Company approved the recommendation of the Compensation Committee, and has granted the Optionee this Option to purchase an aggregate of _______ shares of common stock, $.0l par value (the “Shares”), of the Company at the exercise price of $_____ per share (“Exercise Price”) which was in excess of the closing price of the common stock on the date of grant, ____________, subject to (i) adjustment in accordance with the terms and conditions set forth in the Plan, and (ii) the vesting schedule for the Option as set forth below in Section 3.

2.           Expiration.  This Option shall expire at 5:00 p.m., local time, on _____________, subject to earlier termination as provided in this Option and in the Plan.

3.           Vesting.  This Option vests in equal amounts of _______ Shares commencing on _____________, and thereafter on _________ of each of the immediately succeeding three years, subject to Sections 5 and 6 of this Option, and may be exercised at the Exercise Price only up to the extent the Option has then vested; and to the extent the Option has not vested, no exercise for the non-vested portion of the Option may be effected.

4.           Exercise.  This Option may be exercised by giving written notice to the Company in the form attached as Exhibit A stating the number of Shares of vested Options to be purchased and (i) by concurrently tendering payment by cash (U.S. dollars) or check equal to the Exercise Price for the Shares being purchased upon such exercise, or (ii) at the discretion of the board of directors, (a) through delivery of Shares having a Fair Market Value equal as of the date of the exercise to the cash Exercise Price of the Option, or (b) by delivery of the Optionee's personal non-recourse note bearing interest payable not less than annually at not less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Internal Revenue Code (the “Code”) or any successor section of the Code, or (c) consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds representing the Exercise Price from the sale of the Shares acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount representing the Exercise Price to the Company, which sale shall be at the Optionee’s direction at the time of exercise, or (iii) by any combination of the above alternatives.

This Option shall not be exercisable if the exercise will involve a violation of any federal or state securities law or a violation of any of the rules of the national securities exchanges or associations upon which the Company’s securities are listed and trading, currently the NASDAQ Stock Market.

This Option is exercisable only by the Optionee, subject to certain rights of the Optionee’s legal representative, as provided in the Plan.

5.           Termination of Exercisability.  Should your Affiliation with the Company terminate for any reason, voluntary or involuntary, for cause or otherwise, or due to death, retirement or disability, the exercisability of the Option and the availability of the Shares shall be governed by Sections 6.2, 6.3, and 6.4 of the Plan.

●	Section 6.2 of the Plan – termination due to death, disability or retirement at or after age 65, the Option is exercisable for nine (9) months from such occurrence
	−	upon retirement, any vesting period continues during such nine (9) month period
	−	upon death or permanent disability, the Option becomes fully exercisable
●	Section 6.3 of the Plan –
	(a)	voluntary or involuntary termination: the Option is exercisable for thirty (30) days from such termination; Shares not vested are forfeited
(b)
involuntary termination “for cause” (as defined in Section 6.3(b) of the Plan): the Option is not exercisable and terminates immediately; provided, the board has opted to give the Optionee seven (7) calendar days from such termination to exercise the Option to the extent vested

	(c)	Exercisability of the Option continues with Successor Entity upon Change In Control as provided in Section 6.3 of the Plan.

6.           Acceleration.  Notwithstanding the vesting schedule of Section 3, the vesting of the Option shall accelerate and the Option shall be fully exercisable upon the occurrence of any of the following events: (i) termination of Affiliation due to death or permanent disability; (ii) a Change in Control as provided in Section 8 of the Plan; or (iii) any other determination of the board to accelerate the vesting of this Option.

Upon a Change of Control, the Company or Successor Entity shall redeem the Option for cash in an amount as delineated in Section 8 of the Plan; provided, the Optionee has the right to keep the Option by written notification to the Company, Acquiring Person or Successor Entity, as the case may be, within five (5) business days of the redemption notification as provided in Section 8 of the Plan, or if no redemption notice is issued, then within five (5) business days of the Change of Control.  If the Optionee elects to keep the Option, it shall continue in effect, even if the Optionee’s Affiliation with the Company or Successor Entity ceases by virtue of such Change in Control.

7.           Transfer Restrictions.  Neither this Option nor any Shares obtained upon valid exercise of the Option are transferable by the Optionee, otherwise than by will or the laws of descent and distribution, provided the Shares issuable upon valid exercise of the Option may become transferable if such Shares have been included in an effective registration statement, whether in a Form S-8 or other applicable registration statement under the Securities Act of 1933, as amended, and similar state securities laws.  Nothing in this Option or the Plan shall be considered as providing any rights of the Optionee to any registration, direct or indirect, contractual or otherwise, of the Option or the Shares.

Any transfer in violation of this Section shall cause termination of the Option.

8.           Tax Benefits.  In order to obtain tax benefits of an Incentive Stock Option under present federal tax law, the Shares acquired upon exercise of this Option may not be sold within two (2) years of grant, nor one (1) year from exercise of the Option.  Please discuss this with your tax counsel or advisor.

9.           Proper Qualification Before Issuance of Shares.  The Company shall not be obligated to take any other affirmative action in order to cause or facilitate the exercise of the Option or the issuance of Shares to comply with any state or federal law, rule or regulation.  The Company shall not be obligated to deliver any Shares until it is satisfied all conditions of Section 16 of the Plan are satisfied; and no delay in satisfying those conditions shall in any way extend the terms of this Option.

10.           Binding.  This Option shall be subject to exercise as provided by the terms of the Plan and this Option, and shall, in accordance with such terms, be binding upon the Company and the Optionee.

11.           Applicable Law.  This Option shall be governed by and construed in accordance with the laws of the State of Florida.

12.           No Rights as Shareholder.  The Optionee shall not have any of the rights and privileges of a shareholder of the Company in respect of any of the Shares, unless and until and only to the extent he shall have properly exercised the Option and paid for the Shares in accordance with the terms and provisions of this Option and the Plan.  This Option shall be considered exercised on the date the notice and payment are received by the Secretary of the Company; provided if payment is by check, the exercise date shall be the date such check clears payment.  The Optionee shall have no rights with respect to such Shares not expressly conferred by this Option or the Plan.

13.           Adjustments.  Adjustments to the Option and the rights of the Company to effect adjustments or other reorganizations are governed by Section 15 of the Plan.

14.           Affiliations.  Nothing in this Option or in the Plan confers upon the Optionee the right to continue Affiliation with the Company or affect any right which the Company may have to terminate the Optionee’s Affiliation with the Company.

15.           Capitalized Terms.  All capitalized terms in this Option shall have the meanings and definitions as provided in the Plan, other than as defined in this Option.

16.           Section Headings, Construction.  The headings of sections of this Option are provided for convenience only, and will not affect its construction or interpretation.  All words used in this Option will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

IN WITNESS WHEREOF, Dialysis Corporation of America has hereunto set its hand as of the _____ day of _________.

DIALYSIS CORPORATION OF AMERICA

By:
STEPHEN W. EVERETT, President and CEO

The Optionee hereby accepts this Option and agrees to be bound by all its terms and conditions.

(Optionee)

Dated:	By:

EXHIBIT A
Exercise Letter
__________________, 200__
Dialysis Corporation of America
1302 Concourse Drive, Suite 204
Linthicum, MD 21090

Gentlemen:

1.           Pursuant to the terms of the Stock Option Certificate dated March 6, 2008 (the “Option”) of Dialysis Corporation of America, a Florida corporation (the “Company”), the undersigned elects to exercise the Option to the extent of purchasing _____ shares (the “Option Shares”) of common stock, $.0l par value (the “Common Stock”), of the Company (giving effect to all adjustments since the date of the Option) and hereby tenders payment of the Exercise Price by delivery to the Treasurer of the Company (select appropriate manner of payment):

(i)	a check payable to the order of the Company;

(ii)	Shares having a Fair Market Value equal as of the date of exercise to the Exercise Price;

(iii)	a personal non-recourse note with interest as per Section 4(ii)(b) of the Option;

(iv)
an assignment of proceeds representing the Exercise Price from the sale of the Shares acquired upon the Option exercise and an authorization to the broker or other selling agent to pay the sale proceeds for the Exercise Price to the Company; or

(v)	a combination of subparts (i) through (iv) above.

2.	The Option Shares purchased hereby should be registered as follows:

(Name)

(Street)

(City, State)

(Social Security or
Tax Identification No.)

3.           The undersigned acknowledges that the Option Shares purchased hereby are subject to, and the certificates representing such Option Shares may be legended to reflect, certain resale restrictions under the Securities Act of 1933, as amended, and agrees to comply with all such restrictions and to execute such documents, including an investment letter, or take such other actions as the Company may require in connection with such restrictions.

Very truly yours,

Address	Signature

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